Exhibit 99.4

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  December 30, 2009

ICAHN ENTERPRISES ANNOUNCES CASH TENDER OFFERS AND CONSENT
SOLICITATIONS FOR ITS EXISTING
8.125% SENIOR NOTES DUE 2012 AND 7.125% SENIOR NOTES DUE 2013;
ICAHN ENTERPRISES ALSO ANNOUNCES INTENTION TO REDEEM PREFERRED UNITS FOR DEPOSITARY UNITS AND POTENTIAL ACQUISITIONS

(New York, New York, December 30, 2009) – Icahn Enterprises L.P. (NYSE: IEP) – Icahn Enterprises L.P. (“Icahn Enterprises”) announced today that it, together with Icahn Enterprises Finance Corp., commenced separate cash tender offers to purchase any and all of the $967.0 million outstanding aggregate principal amount of their 7.125% Senior Notes due 2013 (CUSIP Nos. 029171AD7 and 029171AF2) (the “2013 Notes”) and any and all of the $353.0 million outstanding aggregate principal amount of their 8.125% Senior Notes due 2012 (CUSIP No. 029171AC9 ) (the “2012 Notes” and, together with the 2013 Notes, the “Notes”).  In connection with the tender offers, Icahn Enterprises is soliciting consents to effect certain proposed amendments to the indentures governing the Notes to eliminate most of the restrictive covenants and amend certain other provisions in the indentures and the Notes.  Holders who consent to the proposed amendments will be obligated to tender their Notes.  The tender offers and consent solicitations are each being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 30, 2009, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

The following table sets forth Total Consideration and Base Consideration per $1,000 principal amount of Notes tendered (excluding accrued and unpaid interest that is payable from and including the last date upon which interest was paid up to, but not including, the applicable date of payment).

Title of Security	Principal Amount Outstanding	CUSIP Numbers	Base Consideration	Consent Payment	Total Consideration
7.125% Notes due 2013	$967,000,000	029171AD7 029171AF2	$1,000.00	$22.81	$1,022.81

8.125% Notes due 2012	$353,000,000	029171AC9	$1,000.00	$20.94	$1,020.94

As described in each Offer to Purchase and Consent Solicitation Statement, the “Base Consideration” to be paid for each $1,000 principal amount of 2013 Notes and 2012 Notes validly tendered and accepted for purchase will be 100% of the principal amount thereof, or $1,000.  Holders of 2013 Notes who validly deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on January 7, 2010 (unless extended or earlier terminated, the “Consent Payment Deadline”), will be eligible to receive a consent payment of $22.81 per $1,000 principal amount of 2013 Notes tendered. Holders of 2013 Notes must validly tender, and not withdraw, their 2013 Notes in order to validly deliver their consents. Holders of 2012 Notes who validly deliver their consents to the proposed amendments on the Consent Payment Deadline will be eligible to receive a consent payment of $20.94 per $1,000 principal amount of 2012 Notes. Holders of 2012 Notes must validly tender, and not withdraw, their 2012 Notes in order to validly deliver their consents.

The tender offers will expire at 12:00 midnight, New York City time, at the end of Thursday, January 28, 2010, unless terminated or extended (the “Expiration Time”).  Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time.  Holders of Notes may withdraw their Notes and revoke their consents on or prior to the Consent Payment Deadline, but not thereafter.  Each tender offer and consent solicitation is subject to certain customary conditions described in the Offer to Purchase and Consent Solicitation Statement, including that Icahn Enterprises receives tenders of at least a majority in aggregate principal amount of the 2012 Notes and 2013 Notes and a financing condition.

The information agent for the tender offers and consent solicitations is D.F. King & Co., Inc.  The dealer manager for the tender offers and the solicitation agent for the consent solicitations is Jefferies & Company, Inc.  Requests for documents may be directed to Jefferies & Company, Inc. at (888) 708-5831 or D.F. King & Co., Inc. at (800) 488-8035 or (212) 269-5550 (for banks and brokers only).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities.  The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 30, 2009.

Icahn Enterprises also announced today that the Audit Committee of the Board of Directors of the General Partner has approved the redemption of all outstanding preferred units on March 31, 2010 in accordance with the terms of its partnership agreement at a redemption price equal to the liquidation preference of the preferred units, plus accrued but unpaid distributions thereon, or an aggregate of approximately $138 million.  The partnership agreement provides that the redemption price may be paid in cash or in depositary units.  The preferred units will be redeemed by the issuance of additional depositary units, which will be valued at the average price at which the depositary units are trading over the 20-day period immediately preceding March 31, 2010, the redemption date, plus cash in lieu of fractional interests.

Icahn Enterprises also announced that it is in negotiations to acquire an aggregate of approximately 54% of the issued and outstanding common stock of American Railcar Industries, Inc. and an aggregate of approximately 70% of the issued and outstanding common stock of Viskase Companies, Inc., in each case, from affiliates of Carl C. Icahn for consideration to be comprised solely of depository units of Icahn Enterprises.  The acquisitions are subject to approval by the Audit Committee of the Board of Directors of the General Partner, which has retained independent counsel and an independent financial advisor.

Management expects that Icahn Enterprises will issue depositary units with an aggregate fair market value of approximately $375 million in consideration for the redemption of the preferred units and the proposed acquisitions.  However, the acquisitions are currently being negotiated and the actual value of the depositary units paid may be more or less than anticipated, and such difference could be material.  No assurance can be given that Icahn Enterprises will consummate the acquisitions.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.